SOUTHERN STATES BANCSHARES, INC. ANNOUNCES COMPLETION OF $48 MILLION SUBORDINATED NOTES OFFERING
ANNISTON, Ala., February 7, 2022 (GLOBE NEWSWIRE) -- Southern States Bancshares, Inc. (NASDAQ: SSBK) (“Southern States”), the holding company for Southern States Bank, an Alabama state-chartered commercial bank (the “Bank”), announced today the completion of a private placement of $48 million in aggregate principal amount of 3.50% Fixed-to-Floating Rate Subordinated Notes due 2032 (the “Notes”) to certain qualified institutional buyers and accredited investors.

Stephen Whatley, Chairman and Chief Executive Officer of Southern States, said, “We appreciate the investor demand allowing us to optimize our capital structure and to prepare for the next phase of growth for our Company.”

Southern States expects to use the net proceeds from the Notes for general corporate purposes, including capital and liquidity to support its growth and temporary repayment of borrowings under its line of credit.

The Notes mature on February 7, 2032 and bear interest at an initial fixed rate of 3.50% per annum, payable quarterly in arrears. From and including February 7, 2027, to but excluding the maturity date or early redemption date, the interest rate will reset quarterly to a Three-Month Term Secured Overnight Financing Rate plus 205 basis points, payable quarterly in arrears. Southern States will be entitled to redeem the Notes, in whole or in part, on any interest payment on or after February 7, 2027, and to redeem the Notes in whole upon certain other events. The Notes have been structured to qualify as Tier 2 capital for regulatory capital purposes.

In connection with the issuance and sale of the Notes, Southern States entered into a registration rights agreement with the purchasers of the Notes pursuant to which Southern States has agreed to take certain actions to provide for the exchange of the Notes for subordinated notes that are registered under the Securities Act of 1933, as amended (the “Securities Act”), with substantially the same terms as the Notes.
Performance Trust Capital Partners, LLC served as placement agent for the offering, Jones Walker LLP provided legal counsel to Southern States, and Troutman Pepper was counsel to the placement agent.
This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes have not been registered under the Securities Act, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The indebtedness evidenced by the Notes is not a deposit and is not insured by the Federal Deposit Insurance Corporation or any other government agency or fund.
Forward Looking Statements
This press release includes “forward looking information,” including with respect to the initial public offering, including the uses of proceeds. These statements are often, but not always, made through the use of words or phrases such as “believe,” “will,” “expect,” “if,” “anticipate,” “project,” “seek,” “estimate,” “intend,” “indicate,” “designed,” “contemplate,” “plan,” “future,” “would,” and “should,” “could,” “continue,” “predict,” “target,” “strategies” and similar words and expressions of the future. Forward-looking statements involve known and unknown risks, uncertainties and assumptions, including the risks
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outlined under “Risk Factors” in the prospectus, which may cause actual results to differ from those implied by any forward-looking statement. Although Southern States believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee the outcome of those forward-looking statements. Southern States has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release.
About Southern States Bancshares, Inc.
Headquartered in Anniston, Alabama, Southern States Bancshares, Inc. is a bank holding company that operates primarily through its wholly-owned subsidiary, Southern States Bank. The Bank is a full service community banking institution, which offers an array of deposit, loan and other banking-related products and services to businesses and individuals in its communities. The Bank operates 15 branches in Alabama and Georgia and a loan production office in Atlanta.
Contact Information
Lynn Joyce
(205) 820-8065
ljoyce@ssbank.bank

Matthew Keating
(310) 622-8230
ssbankir@finprofiles.com

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